Exhibit 99.1	LETTERHEAD

NEWS RELEASE

Contact: James B. Jaqua (909) 784-5771 Ext. 101	For Immediate Release December 21, 2001

HEMET BANCORP
ANNOUNCES COMPLETION OF
TRUST PREFERRED SECURITIES ISSUANCE

     RIVERSIDE, CA, December 21, 2001 (NASDAQ Bulletin Board: HMET.OB) — James B. Jaqua, President and Chief Executive Officer of Hemet Bancorp announced that through a newly-formed wholly-owned subsidiary, Hemet Statutory Trust I, established in Connecticut as a statutory business trust, it completed a private issuance of $6.5 million in trust preferred securities as part of a pooled transaction with several other financial institutions.

     The trust preferred securities bear a floating rate of interest of 3.60% over the three month LIBOR, payable quarterly, with the initial rate set at 5.60%. First Tennessee Capital Markets and Keefe, Bruyette & Woods, Inc. managed the transaction for Hemet Bancorp. Hemet Statutory Trust I used the proceeds from the sale of trust preferred securities to purchase subordinated debentures of Hemet Bancorp. Hemet Bancorp intends to invest a portion of the net proceeds in the company’s subsidiary bank to increase the bank’s capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, Hemet Bancorp expects that the trust preferred securities will qualify as Tier 1 Capital, strengthening Hemet Bancorp’s total capital position. The capital ratios of Hemet Bancorp are well above the threshold required to be classified as a “well-capitalized” institution by regulatory agencies.

     Hemet Bancorp, established in November 2001 is the holding company for The Bank of Hemet, established in 1974. The Bank of Hemet operates five banking offices in Riverside County, specializing in providing both consumer and business banking services.

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